UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2021

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

delaware	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Olympus Boulevard, Suite 100
Dallas, Texas 75019

(Address of principal executive offices)

(972) 870-6400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 26, 2021, to ensure adequate liquidity and flexibility to support growth, Blucora, Inc. (the “Company”) entered into Amendment No. 5 (the “Amendment”) to its existing Credit Agreement, dated as of May 22, 2017, by and among the Company, certain subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as the same has been amended, the “Credit Agreement”). Pursuant to the Amendment, the Credit Agreement was amended to, among other things, refinance the existing $65.0 million revolving line of credit (the “Existing Revolver”) and add $25.0 million of additional revolving credit commitments, for an aggregate principal amount of $90.0 million in revolving credit commitments (the “New Revolver”). The New Revolver has a maturity date of February 21, 2024 (the “Maturity Date”). As of the date hereof the Company has no amounts outstanding under the New Revolver and no current plans to draw available funds under the New Revolver.

The outstanding principal balance of the New Revolver bears interest at the applicable margin plus, at the Company’s election, either (i) the Eurodollar Rate (as defined in the Credit Agreement) or (ii) the ABR (as defined in the Credit Agreement). The applicable margin for the New Revolver is dependent on the Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement) and ranges (a) for Eurodollar Rate loans, from 2.0% to 2.5% and (b) for ABR loans, from 1.0% to 1.5%. The Company is required to pay a commitment fee on the undrawn commitment under the New Revolver in a percentage that is dependent on the Consolidated First Lien Net Leverage Ratio that ranges from 0.35% to 0.4%.

Pursuant to the Amendment, if the Company’s usage of the New Revolver exceeds 30% of the aggregate commitments under the New Revolver on the last day of any calendar quarter, the Company shall not permit the Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement) to exceed (i) 4.75 to 1.00 for the period beginning on April 1, 2021 and ending on December 31, 2021, (ii) 4.25 to 1.00 for the period beginning on January 1, 2022 and ending on September 30, 2022, (iii) 4.00 to 1.00 for the period beginning on October 1, 2022 and ending on December 31, 2022 and (iv) 3.50 to 1.00 for the period beginning on January 1, 2023 and ending on the Maturity Date.

Except as described above, the New Revolver has substantially the same terms as the Existing Revolver, including certain covenants and events of default.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On April 21, 2021, the Company held its 2021 annual meeting of stockholders (the “Annual Meeting”). There were three proposals acted upon at the Annual Meeting. For more information on each of these proposals, see the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 11, 2021.

At the close of business on February 24, 2021, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 48,238,718 shares of Company common stock that were outstanding and entitled to vote. At the Annual Meeting, 41,881,216 shares of the Company’s common stock were present by means of remote communication or represented by proxy. The results of the votes held at the Annual Meeting are set forth below.

Proposal One: The stockholders elected 10 directors to serve on the Company’s board of directors until the Company’s 2022 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal. The votes cast on Proposal One were as follows:

Nominee	For	Withhold
Georganne C. Proctor	22,147,093	484,324
Steven Aldrich	22,198,279	433,138
Mark A. Ernst	39,963,599	1,754,932
E. Carol Hayles	39,119,304	2,599,227
John MacIlwaine	21,773,900	857,517
Tina Perry	39,955,364	1,763,167
Karthik Rao	39,123,945	2,594,586
Jana R. Schreuder	39,126,681	2,591,850
Christopher W. Walters	39,960,016	1,758,515
Mary S. Zappone	22,195,664	435,753
Frederick D. DiSanto	16,865,842	2,221,273
Cindy Schulze Flynn	3,831,232	15,258,883
Robert D. MacKinlay	5,258,843	13,831,272
Kimberly Smith Spacek	3,878,494	15,211,621

Proposal Two: The stockholders ratified, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. The votes cast on Proposal Two were as follows:

For	Against	Abstain
41,416,421	147,436	317,259

Proposal Three: The stockholders did not approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the Annual Meeting. The votes cast on Proposal Three were as follows:

For	Against	Abstain
8,418,649	32,948,321	351,567

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Fifth Amendment to Credit Agreement, dated April 26, 2021, among Blucora, Inc., as borrower, most of its direct and indirect domestic subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as successor administrative agent and successor collateral agent, and each lender party to the Fifth Amendment.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 27, 2021

BLUCORA, INC.

By:	/s/ Ann J. Bruder
Ann J. Bruder
Chief Legal, Development and Administrative Officer and Secretary